Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
IPC Holdings, Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 of IPC Holdings, Ltd. of our report dated January 30, 2004, with respect to the consolidated balance sheets of IPC Holdings, Ltd. as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of IPC Holdings, Ltd.

          /s/ KPMG

Chartered Accountants
Hamilton, Bermuda
February 27, 2004